AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”) is entered into as of this September 19, 2014 between AFH Acquisition x, inc., a Delaware corporation (the “Purchaser”), BONE BIOLOGICS ACQUISITION CORP., a Delaware corporation (the “Merger Sub”), and BONE BIOLOGICS, INC., a California corporation (the “Target”).

The Purchaser, the Merger Sub and the Target hereby agree that at the Effective Time (as defined in this Agreement), the Target and the Merger Sub shall merge into a single corporation on the following terms and conditions (the “Merger”):

ARTICLE 1

MERGER

At the Effective Time (as defined below), the Merger Sub shall be merged with and into the Target. The Target shall be the surviving corporation (the “Surviving Corporation”). At the Effective Time, the separate corporate existence of the Merger Sub shall cease, and the Surviving Corporation shall succeed to the properties, rights, privileges, powers, immunities, and franchises of the Merger Sub. All rights of creditors and all liens on the property of the Merger Sub shall be preserved unimpaired, but limited to the property affected by such rights or liens immediately before the Merger.

Article 2

EFFECTIVE DATE

The Merger provided for in this Agreement shall become effective on the filing by and in the office of the California Secretary of State of an executed copy of this Agreement with all requisite accompanying certificates. The time of such filing is referred to in this Agreement as the “Effective Time.”

Article 3

Articles OF INCORPORATION; BYLAWS; BOARD OF DIRECTORS; OFFICERS

1.	The Target’s Articles of Incorporation in effect immediately before the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation without change or amendment until they are duly altered, amended, or repealed.

2.	The Target’s Bylaws in effect immediately before the Effective Time shall remain the Bylaws of the Surviving Corporation without change or amendment until they are duly altered, amended, or repealed.

3.	At the Effective Time, the directors and officers of the Target in office immediately before the Effective Time shall become the directors and officers of the Surviving Corporation, and shall continue as directors and officers of the Surviving Corporation until such time as their successors have been elected and qualified as provided for in the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE 4
CONVERSION OF SHARES

In and by virtue of the Merger, the shares of stock of the Merger Sub and the Target outstanding at the Effective Time shall be converted as follows:

1.	At the Effective Time, each share of the Merger Sub’s common stock issued and outstanding immediately before the Effective Time shall be converted into 100 shares of common stock of the Surviving Corporation;

2.	At the Effective Time, each share of the Target’s common stock issued and outstanding immediately before the Effective Time, other than “dissenting shares” within the meaning of the California Corporations Code §1300(b), shall by virtue of the Merger and without action on the part of the shareholder be converted on a 1 to 1 basis into the right to receive from and to be paid by the Purchaser shares of the Purchaser’s common stock (the “Acquisition Shares”). No fraction of an Acquisition Share will be issued pursuant to this Agreement. Any such fraction that would result from the Merger which is one half of one or greater than one half of one will be rounded up to the next whole number, and less than one half of one shall be rounded down to the lower whole number. Upon surrender to the Purchaser or its transfer agent of the Target’s common stock for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Target’s common stock shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquisition Shares into which the shares of the Target’s common stock so surrendered shall have been converted pursuant to this section.

3.	The preceding paragraph of this article shall not apply to any shares of the Target’s common stock that constitute “dissenting shares” within the meaning of the California Corporations Code §1300(b). The holders of such shares shall have, in consideration for the cancellation of dissenting shares held by them, the rights given to them under the applicable provisions of the California General Corporation Law, including the right to receive the fair market value of those shares, in the manner and subject to the procedures and conditions provided by law.

4.	From and after the Effective Time, no transfer of the Target’s common stock outstanding before the Effective Time shall be made on the record books of Target.

5.	Immediately prior to the Effective Time, all of the outstanding shares of Series A preferred stock and Series B preferred stock of the Target were converted to common stock of the Target.

ARTICLE 5
TERMINATION

This Agreement may be terminated at any time before the Effective Time (whether before or after approval) by action of the shareholders of the Target or by the mutual consent and action of the boards of directors of the Target and the Purchaser. This Agreement shall automatically be void and of no further force and effect if, before the Effective Time, the Agreement and Plan of Merger between the Purchaser, the Merger Sub and the Target as of September 19, 2014 is terminated in accordance with the terms of that Agreement and Plan of Merger.

ARTICLE 6
CHOICE OF LAW

The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California.

ARTICLE 7
COUNTERPARTS

This Agreement may be executed in two or more counterparts and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by other means of electronic delivery including in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

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BONE BIOLOGICS, INC.

By:	/s/ William Jay Treat
Name:	William Jay Treat
Title:	President

BONE BIOLOGICS, INC.

By:	/s/ William Jay Treat
Name:	William Jay Treat
Title:	Secretary

BONE BIOLOGICS ACQUISITION CORP.

By:
Name:	Don R. Hankey
Title:	President

BONE BIOLOGICS ACQUISITION CORP.

By:
Name:	Don R. Hankey
Title:	Secretary

AFH ACQUISITION X, INC.

By:
Name:	Don Hankey
Title:	President, Secretary, Chief Financial Officer, and Sole Director

BONE BIOLOGICS, INC.

By:
Name:	William Jay Treat
Title:	President

BONE BIOLOGICS, INC.

By:
Name:	William Jay Treat
Title:	Secretary

BONE BIOLOGICS ACQUISITION CORP.

By:	/s/ Don R. Hankey
Name:	Don R. Hankey
Title:	President

BONE BIOLOGICS ACQUISITION CORP.

By:	/s/ Don R. Hankey
Name:	Don R. Hankey
Title:	Secretary

AFH ACQUISITION X, INC.

By:	/s/ Don R. Hankey
Name:	Don Hankey
Title:	President, Secretary, Chief Financial Officer, and Sole Director

Certificate of Approval

of

Agreement of Merger

William Jay Treat certifies that:

1. He is the president and the secretary of Bone Biologics, Inc., a California corporation.

2. The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors and by the shareholders of the corporation by a vote that equaled or exceeded the vote required.

3. There are three classes of shares. The number of outstanding shares of Bone Biologics, Inc. entitled to vote on the merger consists of 8,256,895 shares of Common Stock, 493,339 shares of Series A Preferred Stock and 5,336,099 shares of Series B Preferred Stock. Pursuant to the Bylaws of Bone Biologics, Inc., the Series A Preferred, Series B Preferred, and Common Stock vote together as though they were a single class. Approval by more than fifty percent of the total outstanding Series A Preferred, Series B Preferred, and Common Stock is required to approve the merger. A vote of more than fifty percent of the total Series A Preferred, Series B Preferred, and Common Stock outstanding was obtained approving the Agreement of Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 19, 2014	By:	/s/ William Jay Treat
	Name:	William Jay Treat
President and Secretary
Bone Biologics, Inc.

Certificate of Approval

of

Agreement of Merger

Don R. Hankey certifies that:

1. He is the president and the secretary of Bone Biologics Acquisitions Corp., a Delaware corporation.

2. The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors and by the shareholders of the corporation by a vote that equaled or exceeded the vote required.

3. The shareholder approval was by the holders of 100% of the outstanding shares of the corporation.

4. There is only one class of shares and the number of shares outstanding entitled to vote on the merger is 100.

5. The principal terms of the Agreement of Merger in the form attached were duly approved by the shareholders of Bone Biologics Acquisition Corp.’s parent corporation, AFH Acquisition X, Inc., a Delaware corporation, by a vote that equaled or exceeded the vote required. Shareholder approval was by the holders of 100% of the outstanding shares of AFH Acquisition X, Inc.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 19, 2014	By:	/s/ Don R. Hankey
	Name:	Don R. Hankey
President, Secretary
Bone Biologics Acquisition Corp.